Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 14, 2013, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Nathan’s Famous, Inc. on Form 10-K for the year ended March 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Nathan’s Famous, Inc. on Forms S-8 (File No. 333-82760, File No. 333-101355, File No. 333-155171, File No. 333-177736, and File No. 333-184722).

/s/ Grant Thornton LLP
New York, New York
June 14, 2013